Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-185853) and Form S-8 (File No. 333-178920) of Sanchez Energy Corporation (“Sanchez Energy”) of our report dated May 31, 2013 relating to the Statements of Revenues and Direct Operating Expenses of the Eagle Ford assets acquired by Sanchez Energy from Hess Corporation, which appears in Sanchez Energy’s Current Report on Form 8-K dated June 3, 2013.

/s/ BDO USA, LLP

Houston, Texas

June 3, 2013